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              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                           FORM N-8A

              NOTIFICATION OF AMENDMENT NO. 3 TO
          REGISTRATION FILED PURSUANT TO SECTION 8(a)
             OF THE INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it amends its registration statement under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:  MORGAN STANLEY DEAN WITTER SELECT GOVERNMENT TRUST (AND
      SUBSEQUENT TRUSTS AND SIMILAR SERIES OF TRUSTS)

Address of Principal Business Office (No. & Street, City,
      State, Zip Code):

          c/o DEAN WITTER REYNOLDS INC.
          Two World Trade Center
          New York, New York  10048

Telephone Number (including area code):  (212) 392-2222

Name and address of agent for service of process:

          MICHAEL BROWNE
          DEAN WITTER REYNOLDS INC.
          Two World Trade Center
          New York, New York  10048

          Copy to:
          KENNETH W. ORCE, ESQ.
          CAHILL GORDON & REINDEL
          80 Pine Street
          New York, New York  10005

Check Appropriate Box:

Registrant is filing Amendment No. 4 to Registration Statement
Form N-8B-2 pursuant to Section 8(b) of the Investment Company
Act of 1940 concurrently with the filing of Form N-8A:


                                   YES / X /      NO /    /

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                           SIGNATURE


          Pursuant to the requirements of the Investment
Company Act of 1940, the Sponsor of the registrant has caused this Notification of Amendment of Registration to be duly signed on behalf of the registrant in the City and State of New
York on the 3rd day of August, 1998.


                         MORGAN STANLEY DEAN WITTER SELECT
                         GOVERNMENT TRUST (AND SUBSEQUENT
                         TRUSTS AND SIMILAR SERIES OF TRUSTS)
                         (Registrant)


                         By:  DEAN WITTER REYNOLDS INC.
                              (Sponsor/Depositor)


                         By:  /s/Michael D. Browne
                              Michael D. Browne
                              Vice President